                   TRANSFER AGENCY AND SERVICE AGREEMENT

                                  between

                    THE COUNTRYBASKETSSM INDEX FUND, INC.

                                    and

                    STATE STREET BANK AND TRUST COMPANY

















1G - Domestic Corp/Series

                             TABLE OF CONTENTS

                                                                       Page

1.    Terms of Appointment; Duties of the Bank . . . . . . . . . . . .    1

2.    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . .    4

3.    Representations and Warranties of the Bank . . . . . . . . . . .    5

4.    Representations and Warranties of the Fund . . . . . . . . . . .    5

5.    Data Access and Proprietary Information  . . . . . . . . . . . .    6

6.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .    7

7.    Standard of Care . . . . . . . . . . . . . . . . . . . . . . . .    8

8.    Covenants of the Fund and the Bank . . . . . . . . . . . . . . .    8

9.    Termination of Agreement . . . . . . . . . . . . . . . . . . . .    9

10.   Additional Series  . . . . . . . . . . . . . . . . . . . . . . .    9

11.   Assignment;  Subcontractors  . . . . . . . . . . . . . . . . . .    9

12.   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

13.   Massachusetts Law to Apply . . . . . . . . . . . . . . . . . . .   10

14.   Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . .   10

15.   Consequential Damages  . . . . . . . . . . . . . . . . . . . . .   10

16.   Merger of Agreement  . . . . . . . . . . . . . . . . . . . . . .   10

17.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .   10

18.   Book-Entry System  . . . . . . . . . . . . . . . . . . . . . . .   11

      Schedule A . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

      Schedule B . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

      Schedule C . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

                   TRANSFER AGENCY AND SERVICE AGREEMENT


AGREEMENT made as of the       day of           , 1996, by and between The
CountryBasketsSM Index Fund, Inc., a Maryland corporation, having its principal office and place of business at 31 West 52nd Street, New York, New York 10019 (the "Fund"), and State Street Bank and Trust Company, a Massachusetts trust company, having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

WHEREAS, the Fund is authorized to issue shares of common stock, par value $.001 per share ("CB Shares(SM)"), in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends to sell and redeem CB Shares(SM) only in aggregations of the number of CB Shares(SM) specified with respect to each series (each a "Creation Unit");

WHEREAS, the Fund will initially offer CB Shares(SM) in nine series, the Australia Index Series, the France Index Series, the Germany Index Series, the Hong Kong Index Series, the Italy Index Series, the Japan Index Series, the South Africa Index Series, the UK Index Series and the US Index Series (each such series, together with each other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 10, being herein referred to as a "Series", and collectively as the "Series");

WHEREAS, the CB Shares(SM) of each of the initial nine Series have been approved for listing on the New York Stock Exchange ("NYSE"), subject to notice of issuance;

WHEREAS, the NYSE trading symbol, the CUSIP number of the CB Shares(SM) and the number of CB Shares(SM) per Creation Unit of each Series is set forth in Schedule A hereto;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York ("DTC"), or its nominee, will be the initial record or registered owner (the "Shareholder") of all CB Shares(SM);

WHEREAS, certificates will not be issued for CB Shares(SM) unless neither DTC nor a replacement depository shall be the depository for the CB Shares(SM); and

WHEREAS, the Fund desires to appoint the Bank as the transfer agent and dividend disbursing agent with respect to each Series and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.    Terms of Appointment; Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement and in the currently effective prospectus and statement of additional information of the Fund (together, the "Prospectus"), the

Fund hereby employs and appoints the Bank and the Bank agrees to act as transfer agent for the Fund's authorized and issued CB Shares(SM) of each Series and as the Fund's dividend disbursing agent.

1.2 Anything to the contrary herein notwithstanding, until such time as the Fund issues certificates for the CB Shares(SM), the CB Shares(SM) shall be held in book-entry form only through the facilities of DTC (or such other depository as may be selected by the Fund) and the Bank shall deal with such CB Shares(SM) and perform its services hereunder accordingly.

1.3   The Bank agrees that it will perform the following services:

      (a) In accordance with procedures established from time to time with respect to each Series by agreement between the Fund and the Bank, the Bank shall:

            (i) Review upon receipt from the Fund's distributor (the "Distributor") orders for the purchase of Creation Unit aggregations of CB Shares(SM) which have been submitted to the Distributor and based on its records and the records of DTC determine whether the order if accepted will result in the depositor of the Fund Basket or Baskets owning or appearing to own eighty percent (80%) of the outstanding CB Shares(SM) of such Series and provide advice of the same to the Distributor;

          (ii) Receive from the Distributor purchase orders for Creation Unit aggregations of CB Shares(SM) received in good form and accepted by or on behalf of the Fund by the Distributor, and pursuant to such orders issue the appropriate number of CB Shares(SM) of the applicable Series and hold such CB Shares(SM) in the account of the Shareholder for each of the respective Series of the Fund;

         (iii) Provide the Distributor, by means of facsimile, with confirmations of the issuance of Creation Units, such confirmations to be delivered by the Distributor;

          (iv) Receive for acceptance from Authorized Participants (as defined in the Prospectus) redemption requests; deliver the appropriate documentation thereof to the authorized custodian of the Fund (the "Custodian"); generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; and redeem the appropriate number of CB Shares(SM) held in the account of the Shareholder;

            (v) Act as Index Receipt Agent with respect to purchases and redemptions of Creation Unit aggregations of CB Shares(SM) of the U.S. Index Series through the Continuous Net Settlement System of the National Securities Clearing Corporation ("NSCC") in accordance with the terms of each Authorized Participant Agreement among the Fund, the Distributor, the Bank and the Authorized Participant named therein and the rules and procedures established by NSCC from time to time;

          (vi) Prepare and transmit by means of DTC's book-entry system payments for dividends and distributions declared by the Fund with respect to each Series;

         (vii) Maintain the record of the name and address of the Shareholder and the number of CB Shares(SM) issued by each Series of the Fund and held by the Shareholder;

        (viii) Record the issuance of CB Shares(SM) of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of CB Shares(SM) of the Fund and of each Series which are authorized, based upon data provided to it by the Fund, issued and outstanding. The Bank shall also provide the Fund on a regular basis with the total number of CB Shares(SM) which are authorized, issued and outstanding and shall not issue any Shares of a Series in excess of the number of authorized shares of such Series and shall have no obligation when recording the issuance of CB Shares(SM) to take cognizance of any laws relating to the issue or sale of such CB Shares(SM), which function shall be the sole responsibility of the Fund except that the Bank shall act in accordance with instructions of the Fund related thereto;

          (ix) Prepare and transmit to the Fund and the Administrator all information with respect to purchases and redemptions of CB Shares(SM) as may be required to be reported to the NYSE and any other applicable securities exchange;

            (x) On days that a Series may accept orders for purchases or redemptions, calculate and transmit to the Custodian and the Fund's administrator the number of outstanding CB Shares(SM) for each Series;

            (xi) On days that a Series may accept orders for purchases or redemptions, transmit to the Custodian, the Fund and DTC the amount of CB Shares(SM) purchased and redeemed for such Series;

         (xii) Confirm to DTC the number of CB Shares(SM) evidenced by each global certificate in registered form (the "Global Certificate") issued to the Shareholder, as DTC may reasonably request;

         (xii) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

         (xiv) On days that a Series may accept orders for purchases or redemptions, notify the Distributor of the net asset value per CB Share SM of such Series by sending a telecopy to the office of the Distributor at the address set forth in the Fund's Prospectus;

          (xv) Extend voting rights to the Shareholder and/or beneficial owners of CB Shares(SM) in accordance with the policies and procedures of DTC for book-entry only securities;

         (xvi) Issue CB Shares(SM) and maintain Shareholder records in accordance with the Prospectus in connection with any dividend reinvestment plan, if adopted by the Board of Directors; and

        (xvii) Maintain those books and records of the Fund that are required under Rule 31a-1(b)(2)(D) of the 1940 Act unless otherwise directed by the Fund.

      (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall perform the customary services of a transfer agent and dividend disbursing agent, including but not limited to: maintaining the account of the Shareholder for each Series, obtaining a list of DTC participants holding interests in the Global Certificate at the request of the Fund, mailing proxy material, shareholder reports and Prospectuses to the Shareholder or DTC participants or beneficial owners of CB Shares(SM) at the request of the Distributor or the Fund.

      (c) For so long as CB Shares(SM) are represented by Global Certificates, the following shall be delivered to DTC for delivery to beneficial owners in accordance with the procedures for book-entry only securities of DTC:

            (i)   Annual and semi-annual reports of the Fund;

          (ii) Proxies, proxy statements and other proxy soliciting materials;

         (iii) Prospectus and amendments and supplements to the Prospectus, including stickers; and

          (iv) Other communications as may be required by law or reasonably requested by the Fund.

      (d) The Bank shall provide additional services on behalf of the Fund (e.g., escheatment services) which may be agreed upon in writing between the Fund and the Bank.

      (e) With respect to notices of an intention for the purchase of CB Shares(SM) from an Authorized Participant (as defined in the Prospectus) ("Intentions"), the Bank will:

            (i) Upon receipt from the Distributor of a notice of an Intention, assist the Distributor in determining whether acceptance of the subsequent purchase order would result in (a) the beneficial owner owning 80 percent or more of the CB Shares(SM) or (b) the issuance of CB Shares(SM) in excess of the number authorized by the particular Series;

          (ii)    Process Intentions received from the Distributor; and

1.4 In the event that (a) DTC notifies the Fund that it is unwilling or unable to continue as depositary for the CB Shares(SM) or (b) the Fund in its sole discretion determines to discontinue use of the DTC book-entry system for the transfer of CB Shares(SM) and in either case, no replacement depositary is appointed by the Fund, certificates represented by the CB Shares(SM) will be printed and delivered, and, upon ninety days prior notice to the Bank, this Agreement will be amended to reflect the holding of CB Shares(SM) in certificated form, such amendment to include the addition of provisions substantially as set forth in Schedule C to this Agreement.

2.    Fees and Expenses

2.1 For the performance by the Bank of the services to be rendered by it pursuant to this Agreement, the Fund agrees with respect to each Series to pay the Bank an annual maintenance fee for each Series as set forth in the initial fee schedule attached hereto as Schedule B. Such fees and out-of-pocket expenses and advances identified under
      Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

2.2 In addition to the fee paid under Section 2.1 above, the Fund agrees with respect to each Series to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage or advances incurred by the Bank for the items set out in Schedule B. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund with respect to each Series.

2.3 The Fund agrees with respect to each Series to pay all fees and reimbursable expenses promptly upon the receipt of the billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder and beneficial owner accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date in cases where the Bank is to mail such materials to DTC Participants and beneficial owners of CB Shares(SM).

3.    Representations and Warranties of the Bank

The Bank represents and warrants to the Fund that:

3.1 It is a trust company duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

3.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts;

3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement;

3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

3.6 It is duly qualified to act as transfer agent and registrar in accordance with the requirements of the New York Stock Exchange.

4.    Representations and Warranties of the Fund

The Fund represents and warrants to the Bank that:

4.1 It is a corporation, duly incorporated, existing and in good standing under the laws of the State of Maryland;

4.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

4.3 All necessary corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

4.4 It is an open-end and non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

4.5 A registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act with respect to each of the Series has become and is currently effective.

5.    Data Access and Proprietary Information

5.1 The Fund acknowledges that the computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Bank as part of the Fund's ability to access certain Fund-related share activity and shareholder data ("Customer Data") maintained by the Bank on databases under the control and ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data or Customer Data be deemed Proprietary Information. The Fund agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself, its employees, officers and agents:

      (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

      (b) to refrain from copying or duplicating in any way the Proprietary Information except for use in reports prepared for the Fund's officers or directors or for use in reports prepared for the Fund by the Fund's service providers;

      (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

      (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

      (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties;

      (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

      Each party shall take reasonable efforts to advise its officers or employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any termination of this Agreement.

5.2 If the Fund notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall make best efforts in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.3 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or CB Shares(SM) or (ii) transmit shareholder information or other information, then in such event the
      Bank shall be entitled to rely      on the validity and authenticity
      of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with reasonable security procedures established by the Bank from time to time.

6.    Indemnification

6.1 The Bank shall not be responsible for, and the Fund shall with respect to each Series indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

      (a) All actions of the Bank or its agents or subcontractors identified to the Fund in Section 11.3 ("Section 11.3 Subcontractors") hereof required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, willful misconduct or reckless disregard of its or their obligations and duties under this Agreement;

      (b) The Fund's lack of good faith, or its negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

      (c)   The good faith reliance on or use by the Bank or its agents or
            Section 11.3 Subcontractors of information, records or documents which (i) are received by the Bank or its agents or such Section 11.3 Subcontractors from persons authorized by the Fund's Board of Directors ("Authorized Persons") or (ii) have been prepared or maintained by the Fund or any other person or firm on behalf of the Fund;

      (d) The reliance on, or the carrying out by the Bank or its agents or Section 11.3 Subcontractors of any instructions or requests of the Fund received from Authorized Persons with respect to each Series; or

      (e) The offer or sale of CB Shares(SM) in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such CB Shares(SM) in such state.

6.2 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or Section
      11.3 Subcontractors shall not be liable and shall be indemnified by the Fund with respect to the applicable Series for any action taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and Section
      11.3 Subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or such Section
      11.3 Subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

6.3   In order that the indemnification provisions contained in this
      Article 6 shall apply to a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion and shall keep the Fund advised with respect to all developments concerning such claim. The Fund will be entitled to participate in its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Fund elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Fund shall have specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest. The Bank shall in no case confess any claim or make any compromise or settlement in any case in which the Fund may be required to indemnify the Bank except with the Fund's prior written consent.

7.    Standard of Care

      The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the delivery and accuracy of all services to be performed, including any documents or information to be provided by it, under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its agents, employees or Section 11.3 Subcontractors or the reckless disregard of its or their obligations and duties hereunder.

8.    Covenants of the Fund and the Bank

8.1 The Fund shall with respect to each Series promptly furnish to the Bank the following:

      (a) Certified copies of the resolutions of the Board of Directors of the Fund authorizing (1) the appointment of the Bank and the execution and delivery of this Agreement and (2) the Authorized Persons to give instructions or requests to the Bank pursuant to this Agreement;

      (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto; and

      (c) A copy of the Fund's currently effective registration statement under the 1933 Act and the 1940 Act and the Prospectus relating to all Series and all amendments and supplements thereto.

8.2 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may reasonably deem advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and rules, and will be surrendered promptly to the Fund upon the termination of this Agreement or on and in accordance with its request. All records shall be reasonably available for inspection and use by the Fund.

8.3 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.4 In case of any requests or demands for the inspection of the shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an Authorized Person of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the shareholder records to any person whenever it is advised by its counsel that it may be held liable under applicable law for the failure to exhibit the shareholder records to such person.

9.    Termination of Agreement

9.1 This Agreement may be terminated by either party upon sixty (60) days' written notice to the other.

9.2 Upon the termination of this Agreement by either party, all reasonable out-of-pocket expenses associated with the delivery of records and material in accordance with the Fund's instructions will be borne by the Fund with respect to each Series. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

10.   Additional Series

      In the event that at any time the Fund establishes one or more Series in addition to those then set forth in Schedule A for which it desires to have the Bank render services as transfer agent and dividend disbursing agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such Series of the Fund shall become a Series subject to the provisions of this Agreement and shall be added to Schedule A.

11.   Assignment; Subcontractors

11.1 Except as provided in Section 11.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.

11.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

11.3 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS"), which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"),
      (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate registered pursuant to
      Section 17A(c)(1) to the extent such registration is required by law in order to perform the services so delegated; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any such subcontractor as it is for its own acts and omissions.

11.4 The Bank may, with the consent of the Fund, subcontract for the performance of all or some of its duties under Section 1.3(a)(iv) with respect to the processing of redemption requests for CB SharesSM to a subcontractor designated in writing by the Fund. Notwithstanding any provision of this Agreement to the contrary, the Bank shall have no liability for and shall be indemnified by the Fund against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the acts or omissions of any such subcontractor.

12.   Amendment

      This Agreement may be amended or modified by a written agreement executed by both parties.

13.   Massachusetts Law to Apply

      This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without reference to the choice of law provisions thereof.

14.   Force Majeure

      In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.   Consequential Damages

      Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.   Merger of Agreement

      This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.   Counterparts

      This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

18.   Book-Entry System

      Until the issuance of certificates in definitive form other than the Global Certificate, the rights of beneficial owners of CB Shares(SM) shall be exercised through DTC and the DTC participants, and shall be those established by law and agreements between DTC and DTC participants.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first written above.



                                     THE COUNTRYBASKETSSM INDEX FUND, INC.



                                     By:

                                     Name:

                                     Title:


ATTEST:







                                     STATE STREET BANK AND TRUST COMPANY



                                     By:

                                     Name:

                                     Title: Executive Vice President


ATTEST:

Transfer Agency and Service Agreement
The CountryBasketsSM Index Fund, Inc.



                                 Schedule A

Name of Series                                    CB Shares(SM) Per
(Trading Symbol)              CUSIP               Creation Unit
                             22236E

Australia Index Series          10 9              100,000
(GXA)

France Index Series             20 8              100,000
(GXF)

Germany Index Series            30 7              100,000
(GXG)

Hong Kong Index Series          40 6              100,000
(GXH)

Italy Index Series              50 5              100,000
(GXI)

Japan Index Series              60 4              250,000
(GXJ)

South Africa Index Series       70 3              100,000
(GXR)

UK Index Series                 80 2              100,000
(GXK)

US Index Series                 88 5              100,000
(GXU)

Transfer Agency and Service Agreement
The CountryBasketsSM Index Fund, Inc.



                                 Schedule B
                                Fee Schedule

Transfer Agency and Service Agreement
The CountryBasketsSM Index Fund, Inc.



                                 Schedule C

In the event that this Agreement is amended pursuant to Section 1.4, the Bank shall provide the services listed below in addition to the services set forth in Section 1.3. The Bank shall:

1. Effect transfers of CB Shares(SM) by the registered owners thereof upon receipt of appropriate instructions;

2. Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

3.    Maintain records of account for registered owners of CB Shares(SM);

4.    Prepare shareholder meeting lists;

5. Mail proxies and proxy materials, shareholder reports, prospectuses and other shareholder communications set forth in Section 1.3(c) to shareholders of the Fund;

6. Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of each Series;

7. Withhold taxes on U.S. resident and non-resident alien accounts, prepare and file U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all shareholders; and

8. Prepare and mail statements of account to shareholders for all purchases and redemptions of CB Shares(SM) and other confirmable transactions in shareholder accounts.











W:\...\surprise\agmts\cbi-fnd9.ta